Exhibit 10.5

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Federal Taxpayer Identification No.: 26-0287117

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Notice of Grant of Restricted Stock Units and Award Agreement (CEO) (“Award Agreement”)

PART I

Name of Participant: Mark D. Johnsrud

Plan: Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan

Effective February 23, 2018, (“Award Date”) you have been granted an Award of Restricted Stock Units (“Awarded RSUs”) for 531,618 shares of NUVERRA ENVIRONMENTAL SOLUTIONS, INC. (the “Company”) common stock, par value $0.01 per share (“Shares”). This Award is not settled in Shares until the vesting date(s) shown below.

The Award will vest in increments on the dates shown

Number of RSUs	Vesting Date(s)
177,206	Award Date of February 23, 2018
177,206	August 7, 2018
177,206	August 7, 2019

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement (including PART I and PART II), all of which are made a part of this document.

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Signature:	/s/ Joseph M. Crabb	Date: February 23, 2018

Print Name:	Joseph M. Crabb
Title:	Executive Vice President and Chief Legal Officer

PARTICIPANT

Signature:	/s/ Mark D. Johnsrud	Date: February 23, 2018

Print Name:	Mark D. Johnsrud

PART II

General Terms and Conditions

Section 1.    Size and Type of Award. The Restricted Stock Units in respect of Shares covered by this Award (“Awarded RSUs”) are listed in PART I of this Award Agreement (“Award Notice”). This Award Agreement is subject to all of the terms and conditions of the Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan (the “Plan”).

Section 2.    Vesting.

(a)    Vesting Date(s.) The Vesting Dates for your Awarded RSUs are specified in the Award Notice. On each Vesting Date, you will obtain ownership of the Shares issued upon the settlement of the vested Awarded RSUs. Additionally and notwithstanding anything in the Award Notice or in this Award Agreement to the contrary, in the event of a Change in Control of the Company (as defined in the Plan), all Awarded RSUs shall automatically become fully vested upon the closing of the Change in Control transaction, subject to your continued service with the Company through such closing.

(b)    Vesting Conditions. There are conditions you must satisfy before your Awarded RSUs will vest. You must, except as otherwise provided herein, remain in continuous service of the Company and/or its Affiliates from the Award Date through the relevant Vesting Date.

(c)    Forfeitures. Other than as provided in Section 2(d) below, if you terminate service with the Company and/or its subsidiaries prior to a Vesting Date, you will forfeit any Awarded RSUs that are scheduled to vest on or after such termination of service date. When you forfeit Awarded RSUs, all of your interest in such unvested Awarded RSUs will be canceled.

(d)    Termination Without Cause or For Good Reason. Notwithstanding any provisions of this Award Agreement to the contrary, all conditions (including the condition of continuous service from the Award Date through the relevant Vesting Date) applicable to the Awarded RSUs shall be deemed satisfied and the Awarded RSUs shall become fully vested if, prior to the applicable Vesting Date (1) your service with the Company and/or its subsidiaries is terminated by the Company other than for Cause (as used in this Award Agreement, “Cause” means “good cause” as defined in Section 8(b)(ii) of your April 28, 2017 Amended and Restated Employment Agreement with the Company (as amended from time to time in accordance with the terms thereof, the “Employment Agreement”)) or (2) your service with the Company and/or its subsidiaries is terminated by you for Good Reason (as used in this Award Agreement, the term “Good Reason” shall mean “good reason” as defined in Section 8(b) of the Employment Agreement).

(e)    Death or Disability. If your service with the Company and/or its subsidiaries ends due to death or disability (within the meaning of Section 22(e)(3) of the Code), all unvested Awarded RSUs shall fully vest upon your death or disability, subject to your continued service with the Company though the period ending on such termination.

(f)    Definition of Service. For purposes of determining the vesting of your Awarded RSUs, you will be deemed to be in the service of the Company and/or its subsidiaries for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company and/or its subsidiaries.

(g)    Voting and Other Rights. You shall have no voting or other rights of a shareholder and will not be treated as an owner of Shares for tax purposes, except with respect to Shares that have been delivered upon the vesting of Awarded RSUs.

Section 3.    Settlement. As soon as reasonably practicable, but in no event more than 30 days, after any Awarded RSU has vested, the Company shall, subject to Sections 4 and 6, issue and deliver to you Shares issued upon settlement of such vested Awarded RSUs.

Section 4.    Application of Clawback Policy. Notwithstanding anything in this Award Agreement to the contrary, the Awarded RSUs and any related Shares shall be subject to adjustment and/or recovery, in whole or in part, following the date on which they become vested and payable if and to the extent (i) required by any applicable law, rule or regulation or (ii) provided under the terms of any clawback policy or other policy of similar import adopted by the Company and in effect on the date the Awarded RSUs become vested and payable.

Section 5.    No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of service by the Company or its subsidiaries. You may be dismissed or otherwise dealt with as though this Award Agreement had not been entered into.

Section 6.    Taxes. Where any person is entitled to receive Shares pursuant to the Awarded RSUs granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax that the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

Section 7.    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Participant, to the Participant’s address as shown in the Company’s records.

If to the Committee:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Attention:        Compensation Committee of the Board of Directors

                                          (with a copy to the Chief Legal Officer of the Company)

Section 8.    Restrictions on Transfer. The Awarded RSUs granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by you other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.

Section 9.    Successors and Assigns. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and each party’s respective heirs, successors and assigns.

Section 10.     Construction of Language. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein or in the Award Notice shall have the meanings assigned to them under the Plan.

Section 11.     Governing Law. This Award Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in the State of Delaware, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Award granted under this Award Agreement, you, and any other person claiming any rights under this Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 12.     Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 13.     Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Awarded RSUs other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Agreement.

Section 14.     409A Compliance. It is intended that the Awarded RSUs granted pursuant to this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and all provisions of this Award Agreement shall be construed, interpreted, and administered in a manner consistent with the requirements for avoiding taxes or penalties under

Section 409A. It is further intended that all payments related to, or settlements of, the Awarded RSUs hereunder qualify for the “short-term deferral” exception under Section 409A.

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